Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 20, 2025 relating to the financial statements of The Shyft Group, Inc. and the effectiveness of The Shyft Group, Inc.’s internal control over financial reporting appearing in The Shyft Group Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan

April 4, 2025